UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2008

BANKUNITED FINANCIAL

CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13921	65-0377773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Alhambra Circle	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 569-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement

On June 18, 2008, the Company entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with certain holders of its Series B preferred stock and its Class B common stock. These holders include Alfred R. Camner, the Company’s Chairman of the board of directors and Chief Executive Officer, Lawrence H. Blum, Vice Chairman of the board of directors and Corporate Secretary, Allen M. Bernkrant, Director, Marc D. Jacobson, Director and Lauren Camner, Director. Together these holders owned approximately 97.4% of all shares of Series B preferred stock and 97.6% of the Class B common stock outstanding as of June 17, 2008. In addition, Mr. Camner held 100% of the outstanding options for Series B preferred stock as of May 31, 2008.

The Shareholders’ Agreement was approved by an independent committee of the Company’s board of directors comprised of independent members who do not hold any shares of Series B preferred stock or Class B common stock, and its implementation is contingent upon the successful sale of Class A common stock resulting in gross proceeds to the Company of at least $400 million (the “offering”). Pursuant to the Shareholders’ Agreement immediately prior to and contingent upon such sale of Class A common stock, the Company has agreed to exchange, and the holders of Series B preferred and Class B common stock listed above have agreed to surrender to the Company, the shares of Series B preferred stock and Class B common stock they currently hold for shares of Noncumulative Convertible Preferred Stock Series 2008 (the “Series 2008 preferred stock”), warrants and cash (collectively, the “exchange”). The Series 2008 preferred stock will have a one-tenth of a vote per share, the same vote per share as the Class A common stock, instead of two and one-half votes per share of the Series B Preferred stock or one vote per share of Class B common stock. Series 2008 preferred stock will have an annual dividend rate of $0.37 per share, will have a liquidation preference of $4.93 per share, will be redeemable by the Company at a price of $4.93 per share after the tenth anniversary of the issuance of the shares of Series 2008 preferred stock and will be convertible into shares of Class A common stock on a one for one basis, subject to standard anti-dilution adjustments.

The Shareholders’ Agreement also provides that all stock options to purchase shares of Series B preferred stock outstanding as of June 17, 2008 will be settled in shares of Series 2008 preferred stock. The Company has agreed in the Shareholders’ Agreement not to issue any shares, or securities to purchase shares, of Series B preferred stock or Class B common stock. In connection with this exchange, Series B preferred stock holders and Class B common stock holders will receive a total of $1,000,000 in cash and 24,750 warrants for the purchase of 2,475,000 shares of Class A common stock. One-third of the warrants will have a per share exercise price that is 15% higher than the public offering price for shares sold in the offering, one-third will have a per share exercise price that is 30% higher than the offering price for shares sold in the offering, and the final third will have a per share exercise price that is 45% higher than the offering price for shares sold in the offering. All of these warrants will have a term of five years. In the event that the sale of Class A common stock does not result in gross proceeds of at least $400 million through the offering, the Shareholders’ Agreement will be terminated and will not be implemented as described herein.

Based on the number of shares of Class A common stock outstanding as of May 31, 2008, and assuming the exchange as of that date of outstanding shares of Series B preferred stock and Class B common stock subject to the Shareholders’ Agreement, the Company’s directors and executive officers as a group would have held approximately 8.7% of the Company’s total voting power as of that date, and approximately 13.9% if they exercised all options exercisable within 60 days of May 30, 2008 to purchase shares of Series 2008 preferred stock and Class A common stock, as applicable, a decline from approximately 51.8% and 61.4%, respectively, as of that date assuming the exchange did not take place.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: June 24, 2008

	By:	/s/ Humberto L. Lopez
Humberto L. Lopez Senior Executive Vice President and Chief Financial Officer